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                             WORTHINGTON FOODS, INC.
                        COMPUTATION OF EARNINGS PER SHARE


                                    Years Ended December 31, 1996, 1995 and 1994



                                                                         Years Ended December 31, 1996, 1995 and 1994
                                                                       _________________________________________________
                                                                         1996                1995                1994
                                                                       ---------           ---------           ---------
Primary:

Weighted average number of common  shares outstanding ..............   8,498,971           8,434,617           8,401,273

Net effect of dilutive stock options based on treasury stock
method using average market price ..................................     343,009             229,714              27,074
                                                                      ----------          ----------          ----------


Weighted average common and common equivalent shares ...............   8,841,980           8,664,331           8,428,347
                                                                      ==========          ==========          ==========

Net income .........................................................  $7,393,000          $5,231,000          $4,332,000
                                                                      ==========          ==========          ==========

Net income per common share ........................................  $     0.84          $     0.60          $     0.51
                                                                      ==========          ==========          ==========




Fully diluted:

Weighted average number of common shares outstanding ...............   8,498,971           8,434,617           8,401,273

Net effect of dilutive stock options based on treasury
 stock method using market price at end of period if
 greater than average market price during the period ...............     424,978             301,609              27,074
                                                                      ----------          ----------          ----------

Weighted average common and common equivalent shares ...............   8,923,949           8,736,226           8,428,347
                                                                      ==========          ==========          ==========


Net income .........................................................  $7,393,000          $5,231,000          $4,332,000
                                                                      ==========          ==========          ==========

Net income per common share ........................................  $     0.83          $     0.60          $     0.51
                                                                      ==========          ==========          ==========



Note: All per share amounts have been adjusted to reflect the four-for-three share split distributed in December, 1996, and the five-for-four share split distributed in December, 1995.

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